MFA
MORTGAGE INVESTMENTS, INC.
350 Park Avenue New York, NY 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

June 30, 2008		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Mortgage Investments, Inc.
Announces Second Quarter 2008 Financial Results
MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $33.0 million, or $0.20 per share of common stock, for the second quarter ended June 30, 2008.  For the second quarter, net income excluding items not affecting distributable income was $37.0 million, or $0.22 per share of common stock.  On July 1, 2008, MFA announced its second quarter dividend of $0.20 per share of common stock, which will be paid on July 31, 2008 to stockholders of record as of July 14, 2008.  As of June 30, 2008, MFA’s book value per share of common stock was $6.59.

Stewart Zimmerman, MFA’s Chairman of the Board and Chief Executive Officer said, “We remain focused on high-quality Agency MBS and our portfolio spread has trended up in each of the last six quarters.  During the second quarter of 2008, Agency MBS were available at attractive spreads and additional repurchase funding capacity was available to us from multiple counterparties.  As a result, utilizing the net proceeds of $304.3 million raised in our June 3, 2008 public equity offering, we grew our Agency MBS portfolio by $2.4 billion and our repurchase agreement balances by $2.0 billion. At June 30, 2008, approximately 99% of our assets consisted of MBS issued or guaranteed by an Agency of the U.S. government or a federally chartered corporation, other MBS rated AAA by a nationally recognized rating agency, MBS-related receivables and cash.  Due to recent market volatility and credit issues throughout the financial system, we continue to maintain a relatively low leverage multiple.  At June 30, 2008, our debt-to-equity multiple was 6.7x and our liquidity position was $696 million consisting of $232 million of cash and $464 million of unpledged MBS.  At this leverage multiple, our quarterly dividend annualized provides investors with a 12.1% yield relative to our quarter end book value.”

“Recently, there has been well-publicized market focus on the adequacy of the capitalization of Fannie Mae and Freddie Mac.  Notwithstanding these concerns, the U.S. government continues to rely on these two GSEs (government sponsored enterprise) as a major source of funding for the U.S. housing market.  Based on recent actions and announcements, we believe the relationship of these GSEs to the U.S. government has been reaffirmed and, in fact, strengthened.  Based on existing regulatory policy, both of these GSEs have surplus capital relative to OFHEO mandated capital requirements.”

At June 30, 2008, Agency MBS and related receivables constituted approximately 94.7% of MFA’s assets (or approximately $10.2 billion), AAA MBS and related receivables were approximately 2.8% (or approximately $305 million), and cash was approximately 2.1% (or approximately $232 million).  The Company’s remaining assets consist primarily of $12.9 million of interest rate swaps, an $11.5 million investment in real estate and $1.8 million of securities rated below AAA.  The value of securities rated below AAA decreased during the quarter as we wrote off all of our unrated securities resulting in impairment charges of $4.0 million.  The average cost basis of our MBS portfolio was 101.26% of par at June 30, 2008.  MFA’s MBS assets are liquid and continue to be financed with multiple funding providers through repurchase agreements.  As of June 30, 2008, we financed our portfolio with 18 repurchase agreement counterparties.

During the second quarter of 2008, MFA’s portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 5.23% and its 3.85% cost of funds, was 1.38% versus 0.90% for the first quarter of 2008.  In the second quarter of 2008, MFA’s costs for compensation and benefits and other general and administrative expense were $5.0 million, which includes approximately $1.0 million of expenses related to the postponed MFResidential Investments, Inc. initial public offering.

MFA’s primary focus is high quality, higher coupon Agency hybrid and adjustable-rate MBS assets.  The MBS in MFA’s portfolio are primarily adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually.    Assuming a 20% Constant Prepayment Rate (or CPR), approximately 27% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months, with a total of 83% expected to reset or prepay during the next 60 months.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates.  In measuring its assets-to-borrowing repricing gap (or Repricing Gap), MFA measures the difference between:  (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements.  Assuming a 20% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio, as of June 30, 2008, was approximately 33 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 17 months, resulting in a Repricing Gap of approximately 16 months. The prepayment speed on MFA’s MBS portfolio averaged 15.8% CPR during the second quarter of 2008.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan) or receiving a Plan prospectus may do so by contacting BNY Mellon Shareowner Services, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Wednesday, July 30, 2008, at 10:00 a.m. (New York City time) to discuss its second quarter 2008 financial results.  The number to dial in order to listen to the conference call is (800) 553-0327 in the U.S. and Canada.  International callers must dial (612) 332-0718.  The replay will be available through Wednesday, August 6, 2008, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  955793.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(In Thousands, Except Per Share Amounts)	2008	2007
	(Unaudited)
Assets:
Investment securities at fair value (including pledged MBS of $10,029,077 and $8,046,947 at June 30, 2008 and December 31, 2007, respectively)	$10,492,955	$8,302,797
Cash and cash equivalents	231,857	234,410
Restricted cash	387	4,517
Interest receivable	50,787	43,610
Interest rate swap agreements (“Swaps”), at fair value	12,891	103
Real estate, net	11,477	11,611
Goodwill	7,189	7,189
Prepaid and other assets	1,926	1,622
Total Assets	$10,809,469	$8,605,859

Liabilities:
Repurchase agreements	$9,310,176	$7,526,014
Accrued interest payable	20,169	20,212
Mortgages payable on real estate	9,385	9,462
Swaps, at fair value	53,656	99,836
Excess margin cash collateral	11,500	-
Dividends and dividend equivalents payable	-	18,005
Accrued expenses and other liabilities	5,716	5,067
Total Liabilities	9,410,602	7,678,596

Stockholders' Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at June 30, 2008 and December 31, 2007 ($96,000 aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized; 197,783 and 122,887 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,978	1,229
Additional paid-in capital, in excess of par	1,643,614	1,085,760
Accumulated deficit	(171,698)	(89,263)
Accumulated other comprehensive loss	(75,065)	(70,501)
Total Stockholders’ Equity	1,398,867	927,263
Total Liabilities and Stockholders’ Equity	$10,809,469	$8,605,859

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In Thousands, Except Per Share Amounts)	2008	2007	2008	2007
		(Unaudited)

Interest Income:
Investment securities	$118,542	$90,392	$243,607	$174,739
Cash and cash equivalent investments	2,151	634	5,182	1,082
Interest Income	120,693	91,026	248,789	175,821

Interest Expense	76,661	78,348	170,133	150,608

Net Interest Income	44,032	12,678	78,656	25,213

Other Income/(Loss):
Net loss on sale of MBS	-	(116)	(24,530)	(113)
Other-than-temporary impairment on investment securities	(4,017)	-	(4,868)	-
Revenue from operations of real estate	398	413	812	826
Gain/(loss) on early termination of Swaps, net	-	176	(91,481)	176
Miscellaneous other income, net	87	109	179	224
Other (Loss)/Income	(3,532)	582	(119,888)	1,113

Operating and Other Expense:
Compensation and benefits	2,687	1,409	5,331	3,021
Real estate operating expense and mortgage interest	424	429	873	849
Other general and administrative expense	2,351	1,244	3,469	2,428
Operating and Other Expense	5,462	3,082	9,673	6,298

Net Income/(Loss) Before Preferred Stock Dividends	35,038	10,178	(50,905)	20,028
Less: Preferred Stock Dividends	2,040	2,040	4,080	4,080
Net Income/(Loss) to Common Stockholders	$32,998	$8,138	$(54,985)	$15,948

Income/(Loss) Per Share of Common Stock – Basic and Diluted	$0.20	$0.10	$(0.35)	$0.20
Dividends Declared Per Share of Common Stock	$0.18	$0.08	$0.18	$0.08

Weighted average shares outstanding:
Basic	165,896	81,874	155,303	81,321
Diluted	165,925	81,908	155,303	81,356

Reconciliation of Non-GAAP Financial Measures

This press release contains disclosure relating to MFA’s earnings for the three months ended June 30, 2008, which may constitute a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  The table below presents the reconciliation of net income/(loss) allocable to common stockholders to net income  excluding items not affecting distributable income.  As a REIT, MFA must distribute at least 90% of its taxable ordinary net income, which excludes, among other things, capital gains and losses and impairment charges.  MFA’s management believes that the disclosure of this financial measure is useful in enabling investors to better understand MFA’s minimum dividend requirement relating to its REIT status.  MFA’s management further believes that this financial measure, when considered together with MFA’s GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results.  Management also believes that this financial measure enhances the ability of investors to analyze MFA’s operating trends and to better understand its operating performance.  This financial measure does not, however, take into account the effect of the realized capital losses and impairment charges recognized by MFA in the three and six months ended June 30, 2008 and, therefore, should not be used as a substitute in assessing MFA’s results of operations and financial position.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  A reconciliation of MFA’s earnings excluding capital losses and impairment charges for the three and six months ended June 30, 2008 with the most directly comparable financial measure calculated in accordance with GAAP is as follows:

	Three Months Ended June 30, 2008		Six Months Ended June 30, 2008
(In Thousands, Except per Share Amounts)		(Per Share)		(Per Share)
Net Income/(Loss) to Common Stockholders	$32,998	$0.20	$(54,985)	$(0.35)
Add:
Capital losses on sales of MBS	-		24,530
Capital losses from termination of Swaps	-		91,481
Other-than-temporary impairment on investment securities	4,017		4,868
Net Income Excluding Items Not Affecting Distributable Income	$37,015	$0.22	$65,894	$0.42

Weighted average common shares outstanding – basic	165,896		155,303
Weighted average common shares outstanding – diluted (1)	165,925		155,357

(1) The impact of dilutive stock options is not included in the computation of earnings per share for periods in which their inclusion would be anti-dilutive.